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                                                                   EXHIBIT 2.8A


                     PLAN AND AGREEMENT OF LIQUIDATION AND MERGER
                     --------------------------------------------


    This Plan and Agreement of Liquidation and Merger (the "Plan") is made on March 31, 1997, by AMC Philadelphia, Inc., a Delaware corporation ("AMCP") and Budco Theatres, Inc., a Pennsylvania corporation ("Budco"). On the Effective Date (as defined in paragraph 4 below), AMCP shall own all of the shares of the sole class of stock of Budco. It is intended that the merger contemplated by the Plan shall constitute a liquidation of Budco in which no taxable gain or loss is recognized pursuant to Section 332 of the Internal Revenue Code of 1986, as amended. The terms and conditions of the Plan are as follows:

    1. NAMES OF CORPORATIONS. The names of the corporations proposing to merge are:


                                AMC Philadelphia, Inc.

                                         and

                                 Budco Theatres, Inc.


    2. MERGER. On the Effective Date AMCP and Budco shall merge into a single corporation by Budco merging into AMCP.

    3. NAME OF SURVIVING CORPORATION. The name of AMC Philadelphia, Inc. which is to be the surviving corporation, shall not be changed as a result of the merger.

    4. EFFECTIVE DATE. The merger shall be effected at the close of business on April 2, 1997 (the "Effective Date").

    5. EFFECT OF MERGER. (a) On the Effective Date, the separate existence of Budco shall cease, except to the extent that its separate existence may be continued by law. The existence of AMCP shall continue unaffected and unimpaired by the merger, and AMCP shall after the Effective Date have all of the rights, privileges, immunities and powers, and shall be subject to all of the duties and liabilities, of a corporation organized under the General Corporation Law of Delaware.

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         (b)  On the Effective Date, AMCP shall have and thereafter possess all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, of Budco, and all property, real, personal and mixed, and all debts due on whatever account and all other choses in action, and every other interest of or belonging to or due to Budco shall be taken and deemed to be transferred to and vested or remain in AMCP without further act or deed (and the title to any real estate, or any interest therein, vested in the merging corporations shall not revert or be in any way impaired by reason of the merger).

         (c) Upon the Effective Date and thereafter, AMCP shall be responsible and liable for all liabilities and obligations of Budco, and any claim existing or action or proceeding pending by or against any of such entities may be prosecuted to judgement as if such merger had not taken place or, in the case of Budco, AMCP may be substituted in its place. Neither the rights of creditors nor any liens upon the property of the merging corporations shall be impaired by the merger.

         (d) The respective officers of Budco are hereby authorized to execute all deeds, assignments and other documents which may be necessary to effect the full and complete transfer of the properties of such corporations to AMCP. The officers of AMCP are hereby authorized to execute and deliver any and all documents which may be required of it in order for it to assume or otherwise comply with any liability or obligation of Budco. If at any time AMCP shall determine that any further documents are necessary or desirable to vest in it, according to the terms hereof, the title to any property, rights, privileges, immunities, powers or franchises of Budco, then the officers of such entities shall execute and deliver all such documents and do all things necessary to vest in and confirm to AMCP title and possession of all such property, rights, privileges, immunities, powers and franchises, and to otherwise carry out the purposes of this Plan.

    6. CANCELLATION OF SHARES. (a) The manner and basis of cancelling the shares of stock of the merging corporations shall be as follows:

         (i) On the Effective Date, each share of the authorized $1.00 par value common stock of AMCP, whether or not issued and outstanding, shall continue to be one share of the $1.00 par value common stock of AMCP.

         (ii) On the Effective Date, each of the seven thousand five hundred (7,500) shares of the $1.00 par value common stock of Budco which are issued and outstanding (whether or not such shares are in all respects validly issued) and owned of record by AMCP shall be cancelled.

    7. ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Articles of Incorporation and Bylaws of AMCP shall not be changed by or as a result of the merger. The directors and officers of AMCP prior to the merger shall continue in such officers after the merger.

    8. FURTHER ACTION. Each of the merging corporations shall take all actions and do all things necessary, proper or advisable under the laws of the States of Delaware and Pennsylvania to consummate and make effective the merger contemplated herein.


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    IN WITNESS WHEREOF, this Plan and Agreement of Liquidation and Merger has been signed on behalf of AMC Philadelphia, Inc. by Peter C. Brown, its Executive Vice President and on behalf of Budco Theatres, Inc. by Peter C. Brown, its Executive Vice President, and the corporate seal of each corporation has been affixed hereto and attested to by the Secretary of each corporation, respectively, on the date first above written.


                                  AMC PHILADELPHIA, INC.



                                  By: /s/ Peter C. Brown
                                      Peter C. Brown, Executive Vice President

(SEAL)

ATTEST:


/s/ Nancy L. Gallagher
Nancy L. Gallagher, Secretary



                                  BUDCO THEATRES, INC.



                                  By: /s/ Peter C. Brown
                                      Peter C. Brown, Executive Vice President

(SEAL)

ATTEST:


/s/ Nancy L. Gallagher
Nancy L. Gallagher, Secretary


                                         -3-